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SUPPLEMENT
(TO OFFER TO PURCHASE DATED MAY 19, 1999)

                             AIMCO PROPERTIES, L.P.

                        Increase in Offer Consideration
                                  relating to
         the offer to acquire units of limited partnership interest in
                       UNITED INVESTORS INCOME PROPERTIES
                          in exchange for $163 in Cash

         Pursuant to an Offer to Purchase, dated May 19, 1999, we have previously offered to acquire units of limited partnership interest in your partnership for $157 per unit in cash. Recently, we have decided to increase our offer price to $163 per unit. Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer. You will not pay any fees or commissions if you tender your units.

         We will only accept a maximum of 44.31% of the outstanding units in response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

         Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on June 29, 1999, unless we extend the deadline.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

         If you desire to accept our offer, you should complete and sign the Letter of Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of the Offer to Purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (888) 349- 2005.

                                 June 15, 1999